Exhibit 24(b)(8.46)

THIRD AMENDMENT TO THE SELLING AND SERVICES AGREEMENT AND FUND PARTICIPATION AGREEMENT

This Amendment (“Amendment”), signed as of August 1, 2015 (“Execution Date”) and effective as of January 1, 2016 (the "Effective Date"), is executed by and between Voya Retirement Insurance and Annuity Company (formerly known as ING Life Insurance and Annuity Company) (“Voya Retirement ”), Voya Institutional Plan Services, LLC (formerly known as ING Institutional Plan Services, LLC) (“Voya Institutional”), Voya Financial Partners, LLC  (formerly known as ING Financial Advisers, LLC) (“Voya Financial”) (collectively, “Voya”), BlackRock Advisors, LLC ("Company” or Advisor”"), and BlackRock Investments, LLC (“BRIL” or “Distributor”).

WHEREAS, Advisor, BRIL and Voya are parties to the Selling and Services Agreement and Fund Participation Agreement dated as of October 5, 2006, as amended, (the "Agreement"); and

WHEREAS, Advisor, BRIL and Voya desire to modify Schedules C and D of the Agreement as well as the notice section and certain other sections of the Agreement; and

NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound, agree as follows:

1.       Effective September 1, 2014, ING Financial Advisers, LLC was renamed Voya Financial Partners, LLC.; ING Life Insurance and Annuity Company was renamed Voya Retirement Insurance and Annuity Company; and ING Institutional Plan Services, LLC was renamed Voya Institutional Plan Services, LLC. All references in the Agreement to “ING” are hereby deleted and replaced with “Voya”.

2.       Sections (a) - (h) of Schedule C to the Agreement is hereby deleted in its entirety and replaced with the following:

(a)     For the operational and recordkeeping services described in the Agreement that Voya provides to Contract Owners or to Participants in Plans that hold shares of Equity Portfolios (except Index Portfolios and including, for the avoidance of doubt, LifePath Equity Portfolios), Advisor or its designee shall pay Voya an annual fee (calculated quarterly) equal to the product of:

(i) 25 basis points (0.25%) and (ii) the average daily assets attributable to shares of such Equity Portfolios held by the Contracts or Plans in the Accounts.

(b)           For the operational and recordkeeping services described in the Agreement that Voya provides to Contract Owners or Participants in Plans that hold shares of Fixed Income Portfolios (except Index Portfolios and BlackRock CoreAlpha Bond Fund), Advisor or its designee shall pay Voya an annual fee (calculated quarterly) equal to the product of:

(i) 15 basis points (0.15%) and (ii) the average daily assets attributable to shares of the Fixed Income Portfolios held by the Contracts or Plans in the Accounts.

(c)           For the operational and recordkeeping services described in the Agreement that Voya provides to Contract Owners or Participants in Plans that hold shares of Index Portfolios, Advisor or its designee shall pay Voya an annual fee (calculated quarterly) equal to the product of:

(i) 5 basis points (0.05%) and (ii) the average daily assets attributable to shares of the Index Portfolios held by Contracts or Plans in the Accounts.

(d)           For the operational and recordkeeping services described in the Agreement that Voya provides to Contract Owners or to Participants in Plans that hold shares of the BlackRock CoreAlpha Bond Fund, Advisor or its designee shall pay Voya an annual fee (calculated quarterly) equal to the product of:

(i)       10 basis points (0.10%) and (ii) the average daily assets attributable to shares of the BlackRock CoreAlpha Bond Fund held by the Contracts or Plans in the Accounts.

(e)           For the operational and recordkeeping services described in the Agreement that Voya provides to Contract Owners or to the accounts of Participants in Plans that hold BlackRock shares of the BlackRock Capital Appreciation Fund, Inc. (CUSIP 09251R602, Ticker BFGBX), Advisor or its designee shall pay Voya an annual fee (calculated quarterly) equal to the product of:

(i)    15 basis points (0.15%) and the average daily assets of BlackRock shares of the BlackRock Capital Appreciation Fund, Inc. held by the Contracts or Plans in the Accounts.

(f)                  For the purpose of computing payments to Voya under this Schedule C with respect to any Plan or Contract, the average daily assets attributable to shares of a portfolio held by the Plan or Contract for any calendar quarter will be computed by totaling the share net asset value multiplied by total number of shares of the portfolio held by the Plan or Contract on each calendar day during the calendar quarter and dividing by the total number of calendar days during such calendar quarter.

For clarity, the invoicing language in Schedule C which follows these revised sections shall remain unchanged except as immediately set forth below.

3.        Schedule C to the Agreement is hereby further amended to add the following as a component of the invoice:

7.  Number of underlying Participant accounts and Contract Owner accounts.

4.       Schedule D to the Agreement is hereby deleted in its entirety and replaced with the Schedule D attached hereto. If the terms of Schedule D conflict with any other part of the Agreement (including any other schedules to the Agreement and the 12b-1 Agreements), the terms of Schedule D will not control.

5.       Section 14(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

Notices.

(b) Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To Voya:

                                  ______________________

                                  ______________________

                                  ______________________

To Advisor: BlackRock Advisors, LLC Attn: Lisa Hill, Managing Director US Shareholder Services 40 East 52nd Street New York, NY 10022	With a copy to: BlackRock, Inc. Attn: General Counsel 40 East 52nd Street New York, NY 10022
To BRIL: BlackRock Investments, LLC Attn: Frank Porcelli Managing Director US Wealth Advisory 55 East 52nd Street New York, NY 10055	with a copy to: BlackRock Investments, LLC Attn: Chief Compliance Officer 400 Howard Street San Francisco, CA 94105

Notwithstanding the foregoing, (i) notices which are traditionally sent via National Securities Clearing Corporation (“NSCC”) systems (e.g., Fund/SERV) may be sent by those means and shall be effective as specified in the NSCC rules, or if not specified therein, when sent, and (ii) notices which are traditionally sent by electronic transmission (such as back office communications) may be sent in that manner and shall be effective when sent.

6.       Section 14(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

Voya shall comply with the provisions of the Fund’s then current prospectus and statement of additional information as well as with Applicable Law (as hereinafter defined), specifically including but not limited to Rule 22c-1(a) under the 1940 Act, any suitability requirements under FINRA rules or otherwise applicable to Participants’ and/or Contract Owners’ Fund  share transactions, and all requirements to provide specific disclosures to Participants and/or Contract Owners regarding fees paid under this Agreement.  Voya shall have policies and procedures in place in order to comply with all such requirements as applicable and effective, including its obligations under the provisions of the International Money Laundering Abatement Act, the USA PATRIOT Act, the Bank Secrecy Act (“BSA”) and any other anti-money laundering law, rule or regulation applicable to Voya as a financial institution under the BSA or otherwise.  Subject to legal restrictions, Voya will, upon request, promptly provide to BRIL or Advisor evidence of those policies and procedures and Voya’s compliance therewith and/or evidence establishing the identities and sources of funds for each purchase of shares of the Fund. Voya agrees to provide BRIL with such information as it may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable BRIL and the Funds to fulfill their obligations under the USA PATRIOT Act, and, upon BRIL’s request, to file a notice pursuant to Section 314 of the USA PATRIOT Act and the implementing regulations related thereto to permit the voluntary sharing of information between Voya and BRIL. Upon filing such a notice, Voya agrees to forward a copy to BRIL and further agrees to comply with all requirements under the USA PATRIOT Act and implementing regulations concerning the use, disclosure, and security of any information that is shared. To the best of Voya’s knowledge, (i) none of its customer(s): is an individual or entity named on any lists administered by the United States Office of Foreign Assets Control (“OFAC”), European Union, United Nations or any other applicable sanctions regimes; and (ii) customer funds have not been derived from activities subject to sanctions administered by the United States Office of Foreign Assets Control, European Union, United Nations or any other applicable sanctions regimes.  Voya has established procedures to identify customer(s) on such lists and will follow those procedures during the term of this Agreement and notify BRIL if any customers are identified on such lists. Voya acknowledges and agrees that neither BRIL, Advisor nor the Funds are responsible for Voya’s compliance with Applicable Law. All applicable federal and state laws, rules and regulations and the rules and regulations of any self-regulatory organization with jurisdiction over a party are collectively referred to herein as “Applicable Law”.

7.       Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

8.       To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

9.       This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

10.    This Amendment shall be governed by the laws of, and construed in accordance with, the jurisdiction specified in the Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the Effective Date.

Voya Retirement Insurance and Annuity Company

By:  /s/ Lisa Gilarde

Name:  Lisa Gilarde

Title:  Vice President

Voya Institutional Plan Services, LLC

By:  /s/ Lisa Gilarde

Name:  Lisa Gilarde

Title:  Vice President

Voya Financial Partners, LLC

By:  /s/ James Nichols IV

Name:  James Nichols IV

Title:  President and Chief Executive Officer

BlackRock Investments, LLC

By:  /s/ Lisa Hill

        Lisa Hill

Title:  Managing Director

BlackRock Advisors, LLC

By:  /s/ Jonathan Maro

       Jonathan Maro

Title:  Director